Exhibit 4.65

Contract No.: CTC-ZBZB-2016-000011

Shares Subscription Agreement

(This Agreement is signed by the following parties on January 29, 2016 in Beijing)

Issuer: China Tower Corporation Limited (“China Tower”)

Subscriber: China United Network Communications Corporation Limited

In view of that the issuer and the subscriber have signed the Agreement on Purchase of Stock Tower-related Assets by Issue of Shares and Payment of Cash. Based on the preceding agreement and the specific circumstances of delivery of tower-related assets, the issuer has determined to issue a total of 119,344,615,024 shares with the price at RMB 1 yuan/share.

1. Subscription Price

RMB 1 yuan/share.

2. Subscription Amount and Quantity

The subscriber has confirmed to pay RMB 33,335,836,822 yuan to subscriber for 33,335,836,822 shares.

3. Subscription Method

The subscriber has agreed to subscribe for the shares issued by investing with assets.

4. Payment Method

The subscriber has completed the actual payment of contribution before December 31, 2015.

5. Shareholders’ Rights and Obligations

Both parties have confirmed that the subscriber shall become the owner of shares it subscribed for in this transaction from the effective date of this Agreement, and it shall enjoy shareholder rights and bear the corresponding obligations for such shares. And both parties agree that the issuer shall complete change to register of shareholders, revision of Articles of Association and change to industrial and commercial registration within 30 days after signing the Shares Subscription Agreement.

6. Entry into Force and Counterparts

This Agreement shall enter into force upon signature and stamp being affixed by both parties, dating back to December 31, 2015. This agreement is executed in sextuplicate, each party holding two copies, and the rest shall be submitted for examination and approval/record filing.

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China Tower Corporation Limited

(seal)

Legal representative or authorized representative:

_______________________________________________

China United Network Communications Corporation Limited

(seal)

Legal representative or authorized representative:

_______________________________________________